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EXHIBIT 99.1

       CITIZENS HOLDING COMPANY ANNOUNCES EARNINGS FOR FIRST QUARTER 2003

PHILADELPHIA, Miss.--(BUSINESS WIRE)--April 22, 2003--Citizens Holding Company (Amex:CIZ) announced today results of operations for the three months ended March 31, 2003.

Net income for the three months ended March 31, 2003 decreased slightly to $1.520 million, or $0.31 per share-basic and $0.30 per share-diluted, from $1.545 million, or $0.31 per share-basic and diluted for the same quarter last year. Net interest income, after the provision for loan losses for the quarter, was approximately 10.6% higher compared to same quarter last year. The significant increases in net interest income for the three month period is attributable to the ongoing repricing of interest bearing deposits and the growth in loans from the acquisitions of the Forest and Decatur branches and Citizens Bank & Trust in Louisville. The net interest margin decreased to 4.48% in the first quarter of 2003 from 4.61% in the same period in 2002. Non-interest expenses in the three month period increased as a result of personnel and occupancy costs and amortization expense associated with the acquisitions, and normal costs increases related to growth of the bank.

Net loan chargeoffs for the first quarter of 2003 were $195,626 compared to $234,496 for the same quarter in 2002. The provision for loan losses for the first quarter of 2003 was $375,000 compared to $234,496 in the first quarter of 2002. Increases in loan volume and current economic conditions were the main reasons for the increase in loan loss provision in the first quarter of 2003.

Total assets as of March 31, 2003 increased $31.0 million, or 6.0%, when compared to December 31, 2002. Deposits increased $31.0 million, or 7.2%. Loans net of unearned interest during this period grew $20.3 million, or 6.6%.

Greg L. McKee, President and CEO stated, "The growth of our company in the first quarter certainly gives us something to be proud of. Assets, loans and deposits all showed substantial growth. Net income decreased only slightly even with an increase of 60% in our provision for loan losses over the same period last year. Non-interest income increased 9.8% in the first quarter of 2003 compared to the same quarter last year."

During the first quarter of 2003, the Company paid a dividend of $0.14 per share. This represents an increase of 16.7% over the first quarter of 2002.

Citizens Holding Company (the "Company") is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has nineteen banking locations in eight

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counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company's transfer agent is American Stock Transfer & Trust Company.

This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company's financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company's and the bank's business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operate; (b) changes in the legislative and regulatory environment that negatively impact the Company and bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company's market area and
(h) other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

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                            Citizens Holding Company
                              Financial Highlights
                  (amounts in thousands, except per share data)
                                   (Unaudited)
                      ------------------------------------

                                                                                   Three Months and
                                                                                      Year-to-Date
                                                                                     Ended March 31
                                                                                 2003             2002
                                                                           --------------- ----------------
Interest income and fees                                                           $7,339           $7,030
Interest expense                                                                    2,174            2,465
                                                                           --------------- ----------------
   Net interest income                                                              5,165            4,565


Provision for loan losses                                                             375              234
   Net interest income after
     provision for loan losses                                                      4,790            4,331

Non-interest income                                                                 1,105            1,006
Non-interest expense                                                                3,703            3,043
                                                                           --------------- ----------------

   Net income before taxes                                                          2,192            2,294
Income taxes                                                                          672              749
                                                                           --------------- ----------------

     Net income                                                                    $1,520           $1,545
                                                                           =============== ================


Earnings per share - basic                                                          $0.31            $0.31
                                                                           =============== ================

Earnings per share - diluted                                                        $0.30            $0.31
                                                                           =============== ================


Average shares outstanding-basic                                                4,974,578        4,963,028


Average shares outstanding-diluted                                              5,003,375        4,995,035

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
                                                                                  As of            As of
                                                                                March 31,      December 31,
                                                                                   2003            2002
                                                                             --------------- ----------------
Balance Sheet Data:
     Total assets                                                                $549,417         $518,451
     Total earning assets                                                         499,781          468,592
     Loans net of unearned                                                        328,471          308,175
     Allowance for loan losses                                                     -4,402           -4,222
     Total deposits                                                               463,771          432,768
     Long term borrowings                                                          24,368           24,606
     Shareholders' equity                                                          54,434           53,783
     Book value per share                                                          $10.94           $10.81
     Dividends paid                                                                 $0.14            $0.52

Average Balance Sheet Data:
     Total assets                                                                $530,179         $491,833
     Total earning assets                                                         477,462          450,174
     Loans net of unearned                                                        322,225          289,407
     Total deposits                                                               441,152          406,560
     Long term borrowings                                                          25,748           19,301
     Shareholders' equity                                                          55,107           51,304

Non-performing assets:
     Non-accrual loans                                                                414              358
     Loans 90+ days past due                                                        3,520            5,117
     Other real estate owned                                                          882            1,286

Net charge-off as a percentage
     average net loans                                                              0.06%            0.61%

Performance Ratios:
     Return on average assets                                                       1.15%            1.28%
     Return on average equity                                                      11.03%           12.28%

Net interest margin (tax equivalent)                                                4.48%            4.67%


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Contact:

Citizens Holding Company, Philadelphia
Robert T. Smith, 601/656-4692
Rsmith@netdoor.com